Exhibit 21.1

SUBSIDIARIES of RAPT THERAPEUTICS, INC.

(as of December 31, 2022)

NAME OF SUBSIDIARY COUNTRY OF FORMATION

RAPT Therapeutics Australia Pty. Ltd Australia